Term sheet No. 1765BF
To underlying supplement No. 1 dated October 1, 2012,
product supplement BF dated October 5, 2012,
prospectus supplement dated September 28, 2012
and prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated May 29, 2013; Rule 433

Deutsche Bank AG, London Branch
$    Securities Linked to the Lesser Performing of the Russell 2000® Index and the iShares® MSCI EAFE Index Fund due September 4*, 2014
General
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The securities are linked to the lesser performing of the Russell 2000® Index (the “Index”) and the iShares® MSCI EAFE Index Fund (the “Fund,” and together with the Index, each, an “Underlying”) and will pay Coupons at a rate of 5.30% per annum, as described below. If the Final Level of the lesser performing Underlying is equal to or greater than its Knock-Out Level, which is 85.00% of its Initial Level, investors will be entitled to receive at maturity the Face Amount of the securities (excluding any Coupon payment). However, if the Final Level of the lesser performing Underlying is less than its Knock-Out Level, the investor will lose 1.1765% of the Face Amount of securities for every 1.00% the Final Level is less than the Knock-Out Level. Investors should be willing to lose some or all of their initial investment if the Final Level of either Underlying is less than its Knock-Out Level. Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch due September 4*, 2014.
•	Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities are expected to price on or about May 29*, 2013 (the “Trade Date”) and are expected to settle on or about June 3*, 2013 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlyings:		Ticker Symbol	Initial Level†	Knock-Out Level†
	Russell 2000® Index	RTY		85.00% of the Initial Level
	iShares® MSCI EAFE Index Fund	EFA		85.00% of the Initial Level
† The actual Initial Levels and Knock-Out Levels will be set on the Trade Date.
Coupon:
The securities will pay Coupons quarterly in arrears on an unadjusted basis on the Coupon Payment Dates in 5 equal installments based on the Coupon rate of 5.30% per annum. Each installment will equal 1.32% of the Face Amount.

Coupon Payment Dates††:	September 3*, 2013, December 3*, 2013, March 3*, 2014, June 3*, 2014 and September 4*, 2014 (the Maturity Date).
Knock-Out Event:	A Knock-Out Event will occur if the Final Level of the Laggard Underlying is less than its Knock-Out Level.
Payment at Maturity:
If a Knock-Out Event does not occur, you will be entitled to receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount (excluding any Coupon payment)
If a Knock-Out Event occurs, you will lose 1.1765% of the Face Amount of securities for every 1.00% the Final Level of the Laggard Underlying is less than its Knock-Out Level, and you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of securities, calculated as follows:
$1,000 + [$1,000 x (Underlying Return + Buffer Amount) x Downside Participation Factor]
You will lose some or all of your investment at maturity if a Knock-Out Event occurs. Any payment at maturity is subject to the credit of the Issuer.

Laggard Underlying:
The Underlying with the lower Underlying Return on the Final Valuation Date. If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.

(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$0.50	$999.50
Total	$	$	$
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. The securities will be sold with underwriting discounts and commissions in an amount not to exceed $0.50 per $1,000.00 securities.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

May 29, 2013

(Key Terms continued from previous page)

Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
Final Level – Initial Level Initial Level
Buffer Amount	15.00%
Downside Participation Factor:	1.1765
Knock-Out Level:	For each Underlying, 85.00% of its Initial Level
Initial Level:	For each Underlying, the Closing Level of such Underlying on the Trade Date
Final Level:	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level:
For the Fund, the closing price of one share of the Fund on the relevant date of calculation, multiplied by the then-current Share Adjustment Factor applicable to the Fund.
For the Index, the closing level of the Index on the relevant date of calculation.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date:	May 29*, 2013
Settlement Date:	June 3*, 2013
Final Valuation Date††:	August 29*, 2014
Maturity Date††:	September 4*, 2014
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RDB6
ISIN:	US25152RDB69
* Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Coupon Payment Dates, Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
†† Subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with underlying supplement No. 1 dated October 1, 2012, product supplement BF dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

Product supplement BF dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005311/crt_dp33260-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity Assuming a Range of Performances for the Laggard Underlying?

The table below illustrates the hypothetical Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances for the Laggard Underlying (excluding any Coupon payment). The hypothetical Payments at Maturity set forth below assume an Initial Level of 1,000.00, a Knock-Out Level of 850.00 and a Downside Participation Factor of 1.1765 for the Laggard Underlying. The actual Initial Level and Knock-Out Level for each Underlying will be determined on the Trade Date. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for the purposes of calculating the payment on the Maturity Date. The Laggard Underlying may not be the only Underlying that caused the Knock-Out Event.

Hypothetical Final Level of the Laggard Underlying	Hypothetical Underlying Return of the Laggard Underlying	Hypothetical Return on the Securities at Maturity	Payment at Maturity (excluding Coupon payments)
2,000.00	100.00%	0.00%	$1,000.00
1,900.00	90.00%	0.00%	$1,000.00
1,800.00	80.00%	0.00%	$1,000.00
1,700.00	70.00%	0.00%	$1,000.00
1,600.00	60.00%	0.00%	$1,000.00
1,500.00	50.00%	0.00%	$1,000.00
1,400.00	40.00%	0.00%	$1,000.00
1,300.00	30.00%	0.00%	$1,000.00
1,200.00	20.00%	0.00%	$1,000.00
1,100.00	10.00%	0.00%	$1,000.00
1,050.00	5.00%	0.00%	$1,000.00
1,000.00	0.00%	0.00%	$1,000.00
950.00	-5.00%	0.00%	$1,000.00
900.00	-10.00%	0.00%	$1,000.00
850.00	-15.00%	0.00%	$1,000.00
800.00	-20.00%	-5.88%	$941.175
700.00	-30.00%	-17.65%	$823.525
600.00	-40.00%	-29.41%	$705.875
500.00	-50.00%	-41.18%	$588.225
400.00	-60.00%	-52.94%	$470.575
300.00	-70.00%	-64.71%	$352.925
200.00	-80.00%	-76.47%	$235.275
100.00	-90.00%	-88.24%	$117.625
0.00	-100.00%	-100.00%	$0.000

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The Final Levels of both Underlyings are greater than their respective Knock-Out Levels, and the level of the Laggard Underlying increases 20.00% from its Initial Level of 1,000.00 to a Final Level of 1,200.00. Because the Final Levels of both Underlyings are greater than their respective Knock-Out Levels, a Knock-Out Event does not occur. As a result, the investor receives a Payment at Maturity of $1,000 per $1,000 Face Amount of securities (excluding Coupon payments). In addition, the investor will receive a total Coupon payment equal to $66.00 per $1,000 Face Amount of securities over the term of the securities.

Example 2: The Final Levels of both Underlyings are greater than their respective Knock-Out Levels, and the level of the Laggard Underlying decreases 10.00% from its Initial Level of 1,000.00 to a Final Level of 900.00. Because the Final Levels of both Underlyings are greater than their respective Knock-Out Levels, a

Knock-Out Event does not occur. As a result, the investor receives a Payment at Maturity of $1,000 per $1,000 Face Amount of securities (excluding Coupon payments). In addition, the investor will receive a total Coupon payment equal to $66.00 per $1,000 Face Amount of securities over the term of the securities.

Example 3: The level of the Laggard Underlying decreases 50.00% from its Initial Level of 1,000.00 to a Final Level of 500.00, while the level of the other Underlying increases above its Initial Level. Because the Final Level of the Laggard Underlying is less than its Knock-Out Level of 850.00, a Knock-Out Event occurs. As a result, the investor loses 1.1765% for every 1.00% the Final Level of the Laggard Underlying is less than its Knock-Out Level and receives a Payment at Maturity of $588.225 per $1,000 Face Amount of securities (excluding Coupon payments), calculated as follows:

$1,000 + [$1,000 x (-50.00% + 15.00%) x 1.1765] = $588.225

In addition, the investor will receive a total Coupon payment equal to $66.00 per $1,000 Face Amount of securities over the term of the securities.

Example 4: The Final Levels of both Underlyings are less than their respective Knock-Out Levels, and the level of the Laggard Underlying decreases 60.00% from its Initial Level of 1,000.00 to a Final Level of 400.00. Because the Final Level of the Laggard Underlying is less than its Knock-Out Level of 850.00, a Knock-Out Event occurs. As a result, the investor loses 1.1765% for every 1.00% the Final Level of the Laggard Underlying is less than its Knock-Out Level and receives a Payment at Maturity of $470.575 per $1,000 Face Amount of securities (excluding Coupon payments), calculated as follows:

$1,000 + [$1,000 x (-60.00% + 15.00%) x 1.1765] = $470.575

In addition, the investor will receive a total Coupon payment equal to $66.00 per $1,000 Face Amount of securities over the term of the securities.

Selected Purchase Considerations

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THE SECURITIES OFFER A HIGHER COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay Coupons on a quarterly basis at a rate of 5.30% per annum. This rate may be higher than the yield on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, because you are taking downside risk with respect to the Laggard Underlying if it declines below its Knock-Out Level. Because the securities are our senior unsecured obligations, any payment on the securities is subject to the credit of the Issuer.

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COUPON PAYMENTS — The securities will pay Coupons quarterly in arrears on an unadjusted basis on the Coupon Payment Dates in 5 equal installments based on the Coupon rate of 5.30% per annum. Each installment will equal 1.32% of the Face Amount. The Coupon Payment Dates are September 4, 2013, December 4, 2013, March 4, 2014, June 4, 2014 and September 4, 2014.

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RETURN LINKED TO THE LESSER PERFORMING OF TWO UNDERLYINGS — The securities are linked to the lesser performing of the Russell 2000® Index and the iShares® MSCI EAFE Index Fund, and if a Knock-Out Event occurs, the payment you receive at maturity will be determined solely by reference to the Laggard Underlying.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

iShares® MSCI EAFE Index Fund

The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the Fund. The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index (the “Tracked Index”). The Fund trades on the NYSE under the ticker symbol “EFA UP.” It is possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the Fund, the fees and expenses of the Fund or due to other circumstances. This section is only a summary of the iShares® MSCI EAFE Index Fund. For more information on the iShares® MSCI EAFE Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “Exchange Traded Funds – iShares® MSCI EAFE Index Fund” in the accompanying underlying supplement No. 1 dated October 1, 2012. For more information on the MSCI EAFE® Index, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

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TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a security for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Laggard Underlying, secured by a cash deposit equal to the Issue Price of the security (the “Deposit”), which will have an annual yield based on our cost of borrowing. Our special tax counsel has advised, however, that it is unable to conclude that it is more likely than not that this treatment will be upheld, and that alternative treatments are possible that could materially and adversely affect the timing and character of income or loss on your securities. If this treatment is respected, only a portion of each Coupon payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). Interest on the Deposit will be taxed as ordinary interest income, while the Put Premium will not be taken into account prior to the taxable disposition of the securities (including at maturity). We will provide the annual yield on the Deposit in the pricing supplement for the securities.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in either or both of the Underlyings or in any of the components of the Underlyings. In addition to these risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. The Payment at Maturity is linked to the lesser performing of two Underlyings. If the Final Level of either Underlying is less than its Knock-Out Level, a Knock-Out Event will have occurred. If a Knock-Out Event occurs, you will lose 1.1765% of the Face Amount for every 1.00% the Final Level of the Laggard Underlying is less than its Knock-Out Level. Accordingly, you could lose some or all of your initial investment in the securities.

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YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS COUPON PAYMENTS REGARDLESS OF ANY APPRECIATION IN THE UNDERLYINGS — The securities will not pay more than the Face Amount, in addition to any Coupon payments. You will not receive the appreciation of the Underlyings even if the Final Levels of both Underlyings are greater than their respective Initial Levels. The maximum Payment at Maturity will be $1,000 per Face Amount of securities (excluding Coupon payments), regardless of any appreciation of the Underlyings, which may be significant.

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IF A KNOCK-OUT EVENT OCCURS, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE LAGGARD UNDERLYING — If a Knock-Out Event occurs, the Payment at Maturity will be determined solely by reference to the Laggard Underlying.

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YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OF EACH UNDERLYING — Your Payment at Maturity is not linked to a basket consisting of the Underlyings. Rather, the Payment at Maturity will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlyings. Poor performance by either of the Underlyings over the term of the securities will negatively affect your Payment at Maturity and will not be offset or mitigated by a positive performance by the other Underlying.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component stocks of the Index or holders of shares of the Fund would have.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior, unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Coupon payments or Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Coupon payments or Payment at Maturity owed to you under the terms of the securities.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in this term sheet to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s portfolio holdings. The price of the shares of the Fund may fluctuate in accordance with changes in its NAV and supply and demand on the applicable stock exchanges. In addition, the price of the shares of the Fund may differ from its NAV per share. The Fund may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE FUND OR TO THE TRACKED INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Blackrock Fund Advisors (“BFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Tracked Index. The stocks included in the Tracked Index are selected by MSCI Inc. (“MSCI”). The Tracked Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the Tracked Index, which could change the value of the Tracked Index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the stocks held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the stocks held by the Fund, which could cause the price of the Fund shares to decline.

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THE FUND AND THE TRACKED INDEX ARE DIFFERENT — The performance of the Fund may not exactly replicate the performance of the Tracked Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain stocks in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. BFA may invest up to 10% of the Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Tracked Index as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Tracked Index and in managing cash flows.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND — We are not affiliated with the Fund or the issuers of the stocks held by the Fund or underlying the Tracked Index (such stocks, “Underlying Stocks”; the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we and our affiliates may currently or from time to time in the future engage in business with many of the Underlying Stock Issuers. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Fund nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the Fund invests in stocks denominated in foreign currencies, but the Fund’s shares are denominated in the U.S. dollar, changes in currency exchange rates may negatively impact the Fund’s return. Of particular importance to currency exchange rate risk are:

• existing and expected rates of inflation;
• existing and expected interest rate levels;
• political, civil or military unrest;
• the balance of payments between countries; and
• the extent of governmental surpluses or deficits in the countries represented in the Fund and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Fund, the United States and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in the Fund strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in the overall Fund. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the price of the Fund will be adversely affected and the value of the securities may be reduced. Additionally, the volatility and/or the correlation (including the direction and the extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in the Fund could affect the value of the securities.

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THE SECURITIES ARE SUBJECT TO NON-U.S. SECURITIES MARKETS RISK — Because the Fund includes component securities that are issued by non-U.S. companies in non-U.S. securities markets, the securities are subject to non-U.S. securities markets risk. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

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PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical levels of the Underlyings and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

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IF THE LEVELS OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the Underlyings. Changes in the market levels of the Underlyings may not result in a comparable change in the value of your securities.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment(s) on the securities described in this term sheet is based on the full Face Amount of your securities, the original Issue Price of the securities includes the agents’ commission, if any, and the estimated cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, the price, if any, at which we will be willing to purchase the securities from you in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so or at a price advantageous to you. Deutsche Bank AG and its affiliates intend to act as market-makers for the securities but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities. If, at any time, Deutsche Bank AG or its affiliates do not act as market-makers, it is likely that there would be little or no secondary market for the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the levels and prices, as applicable, of the Underlyings on any day will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether a Knock-Out Event has occurred;
•	the expected volatility of the Underlyings;
•	the time remaining to maturity of the securities;
•	the market price of and dividend rate on the component securities included in the Underlyings;
•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;
•	interest rates and yields in the market generally and in the markets of the component securities of the Underlyings;
•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or markets generally;
•	the composition of the Underlyings and any changes to their component securities;
•	supply and demand for the securities; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY AFFECT THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlyings and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlyings on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE UNDERLYINGS TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlyings to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. We, as calculation agent for the securities, will determine, among other things, whether a Knock-Out Event has occurred, the Final Levels and Underlying Returns of the Underlyings, the Coupon payments and the amount that Deutsche Bank AG will pay you at maturity. The calculation agent also will maintain some discretion in making decisions relating to the securities, including whether there has been a market disruption event. In the event of any such market disruption event, we may postpone the determination of, or use an alternate method to calculate, the Closing Levels of the Underlyings, including the Final Levels. While Deutsche Bank AG will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG in these capacities will not adversely affect the value of the securities. Because determinations made by Deutsche Bank AG as the calculation agent for the securities, may affect the payments on the securities, potential conflicts of interest may exist between Deutsche Bank AG and you, as a holder of the securities. The determination of a market disruption event by the calculation agent could adversely affect the amount of payment you receive on the securities.

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THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as Put Options secured by Deposits. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs set forth the historical performances of the Russell 2000® Index and the iShares® MSCI EAFE Index Fund based on the daily closing levels and daily closing prices, as applicable, from May 27, 2008 through May 27, 2013. The closing level of the Russell 2000® Index on May 27, 2013 was 984.28. The closing price of the iShares® MSCI EAFE Index Fund on May 27, 2013 was $61.45. We obtained the historical closing levels and closing prices below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels and prices of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the Final Levels of the Underlyings. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession of up to 0.05% or $0.50 per $1,000 Face Amount of securities in connection with the sale of the securities. DBSI may pay custodial fees of up to 0.05% or $0.50 per $1,000 Face Amount of securities to other broker-dealers. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.